Exhibit 99.1

INVESTOR CONFERENCE CALL SCRIPT – SEPTEMBER 14, 2010

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2011 first quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2011 first quarter investor conference call. The agenda for today’s call will include a discussion of our first quarter financial results. In addition, I will discuss market conditions and conclude with a review of our development plans.

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In regards to our first quarter financial performance, some of our operation centers performed well and others not so well. Some operational results were very encouraging but from a consolidated perspective, the results were less than favorable. It is important to understand that the shortfall is specific to a few operation centers and not the company as a whole.

The primary issue has been delays and competition in public service projects in the Florida and California market which have been two of our principle revenue producing markets. The gross margins for these projects are bid in the lower twenty percentile today due to the increased competition. WPCS is capable of making a respectable profit with these margins but we depend on a higher volume of revenue to offset operating costs. In Florida and California this past quarter, project delays and competition caused us to fall short of revenue and profit projections.

However, we are moving forward and getting these operation centers back to profitability in the near term. The fix has been determined and implemented. We have cut expenses where necessary to increase operational efficiency. Additionally, in Florida and California, we are focusing on higher margin sectors in healthcare, energy and corporate enterprise. With these strategic adjustments, we believe these two operation centers will be profitable for the current fiscal year.

 Overall, we intend to produce profitable quarters for the balance of the fiscal year and conclude the year profitably. On a positive side, our operation centers in St. Louis, Trenton, Lakewood, Hartford, Seattle, China and Australia performed very well achieving solid earnings. In fact, the majority of our operations centers are performing well. Although projecting results in this economic environment is difficult due to uncertain funding, WPCS has the bid opportunities and the backlog to achieve positive results.

Our current backlog of $41 million remains at a solid level. Our existing bid list of $161 million also shows strong activity. There is more positive news. In regards to revenue, for the first quarter ended July 31, 2010, WPCS generated $28.9 million in revenue compared to $25.3 million for the same period one year ago which is a year over year increase of 14%. In regards to EBITDA, for the first quarter ended July 31, 2010, WPCS generated $238,000 in EBITDA. For the first quarter ended July 31, 2010, WPCS generated a net loss of $376,000 or $0.05 per diluted share. The revenue segmentation for the first quarter was 22% wireless communication, 20% specialty construction and 58% electrical power.

Consolidated gross margin during the first quarter was 21% compared to 28% during the same period last year and compared to 23% in the previous quarter. These lower margins continue to reflect the competitive nature of project awards that happened earlier in the year and are being completed this past quarter. Again it is important to keep in mind that some operation centers are doing very well from a gross margin perspective. We also have the opportunity to improve consolidated margins based on bids in higher margin markets.

During the quarter, the company had additional corporate expenses that historically show up in the first quarter of each year that include annual audit accounting fees of $240,000. In addition, the company recorded non-cash charges of $63,000 related to the contingent earn out obligation for the Pride Group acquisition concluded in November 2009. Overall, SG&A expense as a percent of revenue for the first quarter was approximately 21% compared to 23% for the same period last year. Even despite higher first quarter corporate expenses, SG&A expense as a percentage of revenue was lower due to overall cost containment measures.

WPCS continues to maintain a healthy balance sheet with just under $4 million in cash, $26.6 million in working capital and $5.6 million of credit line borrowings. Our credit line borrowing to working capital ratio remains favorably low at 21%. The company continues to be able to finance our growth internally. The company has $9.4 million available under our credit facility. Accounts receivable collections remain stable with DSOs averaging 64 days, which is within our expectations.

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In regards to our strategic development, WPCS continues to consider acquisitions that can potentially add shareholder value. However, the company does not have any developments in this area to report. For the time being, we will continue to focus on organic growth and cost cutting so that our financial performance can improve over the short term.

Lastly, on August 27th, 2010, a group of investors issued a 13D filing expressing that they are interested in acquiring 100% of the fully diluted outstanding shares of WPCS at $3.50 per share in a cash and stock transaction or in a cash only transaction to be determined. The parameters in the filing were general and no formal offer has yet been made to WPCS.

Let me first say that the WPCS management team and its directors would absolutely consider any bidder that puts forth a fair value for all of our shareholders. Since the August 27th, 2010 filing, WPCS has established a committee of independent directors and appointed separate legal counsel for this committee. This committee is now tasked with working with any potential acquirer who submits an offer to clarify the terms and conditions of such offer as well as establishing the proof of funding for any offer.

During this process, WPCS and its directors will continue to exercise their fiduciary duties to all shareholders. Our company is committed to building shareholder value in the short term and the long term. We will disclose to our shareholders what is required pursuant to applicable securities laws.

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In conclusion, the management team will continue to focus on improving our financial performance and navigate through this difficult economy. Our goal is to deliver better earnings for all our shareholders. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2011 first quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 15631 # as the program identification number. This will conclude the call.